UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               YI WAN GROUP, INC.
                                 --------------
             (Exact name of registrant as specified in its charter)


             FLORIDA                                     33-0960062
             -------                                     ----------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


                           101 E. 52 STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10022
                                     -------
                    (Address of principal executive offices)


                  CONSULTING AGREEMENT WITH STANLEY WUNDERLICH
                        CONSULTING AGREEMENT WITH YALE YU
                                     -------
                            (Full title of the plan)


                             ARTHUR S. MARCUS, ESQ.
                           101 E. 52 STREET, 9TH FLOOR
                          NEW YORK, NEW YORK 10022-6018
                                     -------
                     (Name and address of agent for service)


                                 (212) 752-9700
                                     -------
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                                           PROPOSED              PROPOSED
OF SECURITIES                  AMOUNT TO                   MAXIMUM OFFERING      MAXIMUM AGGREGATE
TO BE REGISTERED              BE REGISTERED (2)            PRICE PER SHARE (1)    OFFERING PRICE      AMOUNT OF REGISTRATION FEE
-------------------           -----------------------      -------------------   ------------------   --------------------------
Common Stock                       325,000                      $1.50                 $487,500                  $61.77
No Par Value Per Share

     (1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the last sale price of the shares of common stock as reported on the OTC Bulletin Board on June 21, 2004 ($1.50).

     (2) Pursuant to a Consulting Agreement with Stanley Wunderlich dated on or about April 15, 2004, Yi Wan Group, Inc. intends to issue 125,000 shares of its common stock to Stanley Wunderlich. Pursuant to a Consulting Agreement with Yale Yu dated on or about June 15, 2004, Yi Wan Group, Inc. intends to issue 200,000 shares of its common stock to Yale Yu.

                                EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an aggregate of 325,000 shares of our common stock, no par value per share, to be issued pursuant to a Consulting Agreement between Yi Wan Group, Inc. and Stanley Wunderlich dated on or about April 15, 2004 (the "Wunderlich Agreement") and a Consulting Agreement between Yi Wan Group, Inc. and Yale Yu dated on or about June 15, 2004 (the "Yu Agreement" and together with the Wunderlich Agreement, the "Agreements").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to the consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the Securities Act of 1933 Act, as amended.

ITEM 2.  Registrant Information and Employee Plan Annual Information

We will send or give the documents containing the information specified in Part I of Form S-8 to the consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the Securities Act of 1933 Act, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

We filed the following documents, which are incorporated into this registration statement by reference:

       1. Our Form 10-Q Quarterly Report for the Period Ended March 31, 2004, filed on May 14, 2004.

       2. Our Form 10-K Annual Report for the Period Ended December 31, 2003, filed on March 30, 2004.

       3. Our Form 10 filed with the Commission on August 24, 2001 (Commission File No. 0-33119), pursuant to Section 12(g) of the Exchange Act, and amendments to the Form 10 filed November 7, 2001, January 7, 2002, February 7, 2002, March 28, 2002, and May 22, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REGISTRATION STATEMENT (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REGISTRATION STATEMENT INCORPORATES). REQUESTS SHOULD BE DIRECTED TO ARTHUR S. MARCUS, 101 E. 52 STREET, 9TH FLOOR, NEW YORK, NEW YORK 10022. OUR TELEPHONE NUMBER AT THAT LOCATION IS (212) 752-9700.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that we shall indemnify our officers and directors to the full extent permitted by law. The Florida Statutes governing corporations provides:

607.0850  Indemnification of officers, directors, employees, and agents.--

      (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

      (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

            (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

            (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

            (c) By independent legal counsel:

                1.    Selected by the board of directors prescribed in paragraph
(a) or the committee prescribed in paragraph (b); or

                2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

            (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

      (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

      (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

      (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

            (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

            (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

            (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

            (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

      (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

            (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

            (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

            (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

      (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      (11) For purposes of this section:

            (a) The term "other enterprises" includes employee benefit plans;

            (b) The term "expenses" includes counsel fees, including those for appeal;

            (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

            (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

            (e) The term "agent" includes a volunteer;

            (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

            (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

      (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions or otherwise, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 8.  EXHIBITS.

Exhibit
Number        Description

5.1         Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

10.1 Consulting Agreement between Yi Wan Group, Inc. and Stanley W underlich dated as of April 15, 2004.

10.2 Consulting Agreement between Yi Wan Group, Inc. and Yale Yu dated as of June 15, 2004.

23.1 Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in Exhibit 5.1)

23.2 Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

ITEM 9.  UNDERTAKINGS.

         (a) We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jiaozuo, province of Henan, People's Republic of China, on this 25th day of June, 2004


                                 YI WAN GROUP, INC.
                                 (Registrant)

                                 By:

                                 /s/ CHENG WAN MING
                                 -----------------------------
                                 Cheng Wan Ming, Chairman and
                                 President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                      Title                           Date
      ---------                      -----                           ----

/s/ CHENG WAN MING        Chairman of Board, President,            06/29/04
------------------        Chief Executive Officer
Cheng Wan Ming


/s/ WU ZEMING             Chief Financial Officer and Director     06/29/04
------------------
Wu Zeming


/s/ YOU YINGLIU           Director                                 06/29/04
------------------
You Yingliu


/s/ LUO GUANYING          Director                                 06/29/04
------------------
Luo Guanying


/s/ LIANG XIAOGEN         Director                                 06/29/04
------------------
Liang Xiaogen


/s/ CHENG MANLI           Director                                 06/29/04
------------------
Cheng Manli


/s/ CEN MINHONG           Director                                 06/29/04
------------------
Cen Minhong


/s/ CHENG WANQING         Director                                 06/29/04
------------------
Cheng Wanqing


/s/ CHENG DEQIANG         Director                                 06/29/04
------------------
Cheng Deqiang





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